Exhibit 99.2

Express Scripts Announces Pricing of Maximum Tender Offers

ST. LOUIS, July 14, 2016 — Express Scripts Holding Company (NASDAQ: ESRX) (the “Company” or “Express Scripts”) today announced the consideration payable in connection with its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash up to an aggregate principal amount of the debt securities listed in the table below (collectively, the “Notes” and each a “series”) that will not result in an aggregate amount that all holders of any series of Notes are entitled to receive, excluding accrued and unpaid interest, for their Notes exceeding the applicable Aggregate Maximum Tender Amount set forth in the table below. In addition, the Company has amended the Maximum Tender Offers in respect of the 7.250% senior notes due 2019 (the “2019 Notes”) and the 6.125% senior notes due 2041 (the “2041 Notes”) to increase the previously announced Aggregate Maximum Tender Amounts from $187,500,000 and $310,000,000, respectively, to the respective Aggregate Maximum Tender Amounts set forth in the table below. All other terms of the Maximum Tender Offers, as previously announced, remain unchanged.

The table below sets forth the Total Consideration for each series of Notes.

Title of Security	CUSIP Number	Principal Amount Outstanding	Aggregate Maximum Tender Amount	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Payment (1)(2)	Total Consideration (1)(2)
7.125% senior notes due 2018(3)	58405UAD4	$1,200,000,000	$450,000,000	0.625% UST due 06/30/18	FIT1	+70 bps	$30	$1,094.29
7.250% senior notes due 2019(4)	302182AE0	$500,000,000	$188,770,941.82	0.875% UST due 06/15/19	FIT1	+75 bps	$30	$1,161.26
6.125% senior notes due 2041(5)	30219GAG3	$700,000,000	$310,000,428.76	2.500% UST due 02/15/46	FIT1	+230 bps	$30	$1,233.43

(1)	Per $1,000 principal amount.
(2)	Total Consideration (as defined below) calculated on the basis of pricing for the applicable U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on July 14, 2016, and is inclusive of the Early Tender Payment.
(3)	Issuer: Medco Health Solutions, Inc.
(4)	Issuer: Express Scripts, Inc.
(5)	Issuer: The Company.

The Maximum Tender Offers were made pursuant to the terms and conditions set forth in the offer to purchase, dated June 29, 2016, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”). The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Maximum Tender Offers.

The Total Consideration for each $1,000 principal amount of a series of Notes was determined at 2:00 p.m., New York City time, on July 14, 2016. Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on July 13, 2016 (the “Early Tender Date”), are eligible to receive the Total Consideration for Notes accepted for purchase. Holders will also receive accrued and unpaid interest on Notes validly tendered by the Early Tender Date and accepted for purchase from the last interest payment date up to, but not including, the date the Company makes payment in same-day funds for such Notes, which date is anticipated to be July 15, 2016. Withdrawal rights for the Maximum Tender Offers expired at the Early Tender Date.

The Company will accept for purchase all 7.125% senior notes due 2018 and all 2019 Notes that have been tendered and not validly withdrawn. Because the aggregate principal amount of the 2041 Notes tendered and not validly withdrawn would result in an aggregate amount that all holders of 2041 Notes are entitled to receive, excluding accrued and unpaid interest, for their 2041 Notes exceeding the applicable Aggregate Maximum Tender Amount, the Company will not accept for purchase all 2041 Notes that have been tendered. Rather, the Company will accept 2041 Notes on a prorated basis, using a proration rate of approximately 0.7945. The Company will accept for purchase the aggregate principal amount of 2041 Notes tendered by a holder multiplied by the proration rate and then rounded down to the nearest $1,000 increment. In aggregate, the Company will spend $902.0 million (excluding accrued and unpaid interest) to purchase Notes that have been validly tendered and not validly withdrawn as of the Early Tender Date and accepted for purchase by the Company.

The Maximum Tender Offers expire at 11:59 p.m., New York City time, on July 27, 2016, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). Unless the Company increases the Aggregate Maximum Tender Amount in respect of one or more of the Maximum Tender Offers for the 2019 Notes and the 2041 Notes prior to the Expiration Date, no 2019 Notes or 2041 Notes tendered after the Early Tender Date will be accepted pursuant to the Maximum Tender Offers. If the Company increases the Aggregate Maximum Tender Amount in respect of one or more Maximum Tender Offers for the 2019 Notes and the 2041 Notes, the Company will purchase an additional amount of remaining 2019 Notes or 2041 Notes that have been validly tendered in such Maximum Tender Offers at or prior to the Expiration Date, promptly following the Expiration Date. Holders of Notes who validly tender their Notes after the Early Tender Date but prior to or at the Expiration Date will be eligible to receive an amount equal to the Total Consideration minus the Early Tender Payment.

Information Relating to the Maximum Tender Offers

BofA Merrill Lynch, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as the lead dealer managers for the Maximum Tender Offers. Investors with questions regarding the Maximum Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 or (980) 387-3907, Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Global Bondholder Services Corporation is acting as the tender and information agent for the Maximum Tender Offers and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustees are making any recommendation as to whether holders should tender any Notes in response to the Maximum Tender Offers, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders of the Notes must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Maximum Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. The full details of the Maximum Tender Offers are included in the Tender Offer Documents.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial or otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 25, 2016, and Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

3